EXHIBIT (A)(7)

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                       SAVINGS PLAN FOR THE EMPLOYEES OF
                           TREDEGAR INDUSTRIES, INC.

To: Participants in the Savings Plan for the Employees of Tredegar Industries, Inc.

Re: Tredegar Industries, Inc.'s Offer to Purchase for Cash Up to 1,250,000 Shares of its Common Stock

Date:   January 16, 1998

     This memorandum is being sent to you because you are a participant in the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan").

     The Savings Plan is described in the Summary Plan Description ("SPD"). Please refer to the Saving Plan SPD for more information.

TREDEGAR INDUSTRIES, INC. IS OFFERING TO PURCHASE SHARES OF ITS COMMON STOCK

     Tredegar Industries, Inc. (the "Company") is inviting its shareholders to tender shares of the Company's common stock, no par value per share (the "Shares"), for sale directly to the Company. Shareholders are being invited to tender their Shares at prices not in excess of $65.00 nor less than $58.00 per Share. The details of the invitation to the Company's shareholders, including Wachovia Bank, N.A., the trustee for the Savings Plan (the "Trustee") and the holder of record of the Shares in your Savings Plan account, are described in the Company's Offer to Purchase, dated January 16, 1998 (the "Offer to Purchase"), and this memorandum (which together constitute the "Offer" for purposes of tendering Shares allocated to your Savings Plan account). Copies of the Offer to Purchase and certain related materials (excluding the Letter of Transmittal), which are being sent to the Company's shareholders generally, are enclosed for your review.

     The Letter of Transmittal referred to above and in the Offer to Purchase cannot be used to tender the Shares held in your Savings Plan account: the enclosed Election Form for the Savings Plan is a substitute for the Letter of Transmittal and must be used to tender Shares in your Savings Plan account. Also, please note that if you hold an "odd lot," as described in Section 1 of the Offer to Purchase, in your Savings Plan account, the special odd lot purchase rule will not apply to your Shares in the Savings Plan. That is, the proration provisions that will apply if more than 1,250,000 Shares are properly tendered (as described in Section 1 of the Offer to Purchase) will apply to any Shares tendered from the Savings Plan, even if you are an odd lot holder.

YOUR DECISION WHETHER TO TENDER

     As a participant in the Savings Plan you may direct the Trustee to tender Shares allocated to your Savings Plan account pursuant to the Offer. PARTICIPANTS CONSIDERING TENDERING SHARES FROM THEIR SAVINGS PLAN ACCOUNT SHOULD REVIEW CAREFULLY THE TAX CONSEQUENCES OF DOING SO. SEE "POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES" BELOW. ALSO, THE PROCEEDS FROM ANY SALE OF SHARES FROM YOUR SAVINGS PLAN ACCOUNT WILL NOT BE DISTRIBUTED TO YOU. INSTEAD, ANY PROCEEDS WILL CONTINUE TO BE HELD IN THE SAVINGS PLAN AND WILL BE REINVESTED IN THE STABLE VALUE FUND. SEE "REINVESTMENT OF SALE PROCEEDS" BELOW.
HOW TO TENDER SHARES; COMPLETION OF ELECTION FORM

     If you wish to direct the Trustee to tender all or part of the eligible Shares in your Savings Plan account, you must complete and return the enclosed Election Form in accordance with the instructions specified on the Election Form. Before deciding whether or not to tender your Shares, please carefully read the enclosed materials.

     YOUR ELECTION WILL BE EFFECTIVE ONLY IF YOUR PROPERLY COMPLETED ELECTION FORM IS RECEIVED BY THE TRUSTEE AT ITS ADDRESS SET FORTH ON THE ENCLOSED RETURN ENVELOPE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 11, 1998. Election Forms that are received after this deadline, and Election Forms which are not properly completed, will not be accepted. Examples of improperly completed Election Forms include Forms which are not signed and Forms which contain incorrect or incomplete information. Your decision to tender (or not to tender) and your reinvestment election are personal decisions you should make based upon your own personal circumstances and desires.

     Savings Plan participants who desire to tender Shares at more than one price must complete a separate Election Form for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn in

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accordance with the terms of the offer) at more than one price. IN ORDER TO
PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH ELECTION FORM.

     SAVINGS PLAN ACCOUNTS. Under the Savings Plan, you may direct the Trustee to tender all or part of the Shares that are allocated to your account including Shares that were purchased with Company matching contributions. The label attached below identifies the number of Shares that were allocated to your account as of the date indicated. Unallocated Shares (for example, Shares that were recently purchased by the Trustee) are not subject to your tender direction. The Trustee will decide whether and, if so, upon what terms, unallocated Shares will be tendered.

REINVESTMENT OF SALE PROCEEDS

     If you direct the Trustee to tender Shares allocated to your account in the Savings Plan, proceeds from the sale of the Shares will be invested in the Stable Value Fund. Proceeds from the sale of unallocated Shares will be invested in the Stable Value Fund, as well. In accordance with the Savings Plan's investment transfer provisions, you will be able to transfer amounts from the Stable Value Fund to any other active fund. The first opportunity that you will have to transfer sale proceeds from the Stable Value Fund to any other active fund will be effective as of March 31, 1998.

     SALE PROCEEDS THAT YOU DIRECT TO BE TRANSFERRED FROM THE STABLE VALUE FUND TO THE TREDEGAR COMMON STOCK FUND WILL BE USED TO PURCHASE COMMON STOCK AT THE MARKET PRICE AT THAT TIME. ACCORDINGLY, THE REINVESTMENT PURCHASE PRICE MAY BE HIGHER THAN THE SALE PRICE. THIS WOULD RESULT IN A DECREASE IN THE NUMBER OF SHARES CREDITED TO YOUR SAVINGS PLAN ACCOUNT. IT IS ALSO POSSIBLE THAT THE REINVESTMENT PRICE WILL BE LOWER THAN THE TENDER OFFER SALE PRICE, WHICH WOULD RESULT IN AN INCREASED NUMBER OF SHARES BEING CREDITED TO YOUR ACCOUNT. THE KEY POINT IS THAT NO ONE CAN ASSURE YOU WHAT THE REINVESTMENT PRICE WILL BE, SINCE IT IS DEPENDENT ON MARKET CONDITIONS AT THE TIME. ALSO, BE SURE TO READ THE NEXT SECTION REGARDING THE POSSIBLE LOSS OF FAVORABLE TAX TREATMENT UNDER THE SAVINGS PLAN AS A RESULT OF TENDERING SHARES FROM YOUR ACCOUNT.

POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES

     Tendering and selling shares from your savings plan account will not be a taxable transaction. HOWEVER, TENDERING AND SELLING SHARES FROM YOUR SAVINGS PLAN ACCOUNT NOW COULD RESULT IN THE LOSS OF A FAVORABLE TAX TREATMENT AVAILABLE WITH RESPECT TO ANY SHARES THAT SUBSEQUENTLY ARE DISTRIBUTED TO YOU FROM THE SAVINGS PLAN. Shares that you receive in a distribution from the Savings Plan generally are eligible for favorable tax treatment. Specifically, depending upon the type of distribution, all or a portion of any "net unrealized appreciation" on the Shares is not taxable to you until you sell the Shares. If you tender and sell Shares from your Savings Plan account, any net unrealized appreciation in the Shares that are sold will be lost. In addition, if the proceeds are transferred from the Stable Value Fund to the Tredegar Common Stock Fund, the cost of the Shares in your account will be recalculated to reflect current market prices of the newly acquired Shares. If your net unrealized appreciation is lost, the amount of tax that you owe immediately upon receipt of a Savings Plan distribution may be greater than if you had not tendered and sold your Shares in the Offer.

CHANGING YOUR INSTRUCTION TO TRUSTEE

     As more fully described in Section 4 of the Offer to Purchase, tenders will be deemed irrevocable unless withdrawn by the dates specified therein. If you instruct the Trustee to tender Shares, and you subsequently decide to change your instructions, you may do so by sending a notice of withdrawal to the Trustee. The notice of withdrawal will be effective only if it is in writing and is received by the Trustee AT OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 11, 1998, at the address set forth on the enclosed return envelope. Any notice of change of instruction to the Trustee must specify your name, your social security number, the number of Shares tendered, whether employee pre-tax, employee after-tax or employer matching shares, and the number of Shares to be withdrawn. Upon receipt of a timely written notice of change of instruction to the Trustee, previous instructions to tender with respect to such Shares will be deemed cancelled. If you later wish to retender Shares, you may call Lynn Firebaugh, Manager, Employee Benefits, at (804) 330-1288 to obtain a new Election Form. Any new Election Form must be received by the Trustee AT OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 11, 1998.

TRUSTEE'S LEGAL RESPONSIBILITY

     If you affirmatively direct the Trustee concerning your decision to tender or not tender the Shares allocated to your Savings Plan account, the Trustee generally must follow your direction.

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     If you fail to affirmatively direct the Trustee to tender or not tender the
Shares allocated to your Savings Plan account, the Savings Plan provides that the Shares will not be tendered and that the Trustee has no discretion with respect to those Shares. The Trustee generally must follow your directions and the terms of the Savings Plan unless it has well founded reasons for concluding that doing so would not be consistent with Title I of Employee Retirement Income Security Act of 1974, as amended ("ERISA"). If the Trustee determines that following a Participant direction or the terms of the Savings Plan would not be consistent with Title I of ERISA, it must ignore such direction or Savings Plan provision and exercise its discretion as Trustee in lieu of such direction or Savings Plan provision.

IF YOU HAVE QUESTIONS

     If you have any questions about the Offer or any of the other matters discussed above, please call Georgeson & Company Inc., the Information Agent at
(800) 223-2064. If you wish, your inquiry may be made on a confidential basis. If you have questions about the Savings Plan, please refer to the Savings Plan's SPD. Additional copies of the SPD for the Savings Plan may be obtained from Lynn Firebaugh at (804) 330-1288.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PARTICIPANT AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

                                 ELECTION FORM

         INSTRUCTIONS FOR TENDER OF SHARES OF TREDEGAR INDUSTRIES, INC.

     Please tender to Tredegar Industries, Inc. (the "Company"), on my behalf, the number of Shares indicated below held in the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan"), which are beneficially owned by me and held by you under the Savings Plan, upon terms and subject to the conditions contained in the Offer to Purchase of the Company dated January 16, 1998, the receipt of which is acknowledged. I understand that the label that follows sets forth the number of Shares allocated to me in the various Savings Plan accounts.

Number of Shares to be tendered from my Pre-Tax shares account:___________Shares

Number of Shares to be tendered from my After-Tax shares account:_________Shares

Number of Shares to be tendered from my Employer Matching account:________Shares

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        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

                              CHECK ONLY ONE BOX.

            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES

(PARTICIPANTS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE ELECTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED.)

  [ ]  $58.00      [ ]  $59.25      [ ]  $60.50      [ ]  $61.75      [ ]  $63.00      [ ]  $64.25
  [ ]  $58.25      [ ]  $59.50      [ ]  $60.75      [ ]  $62.00      [ ]  $63.25      [ ]  $64.50
  [ ]  $58.50      [ ]  $59.75      [ ]  $61.00      [ ]  $62.25      [ ]  $63.50      [ ]  $64.75
  [ ]  $58.75      [ ]  $60.00      [ ]  $61.25      [ ]  $62.50      [ ]  $63.75      [ ]  $65.00
  [ ]  $59.00      [ ]  $60.25      [ ]  $61.50      [ ]  $62.75      [ ]  $64.00

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING PARTICIPANT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED UNANIMOUSLY THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO PARTICIPANTS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH PARTICIPANT MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.

Signature:__________________________     Address:____________________________
Name:_______________________________     ____________________________________
            (Please Print)                    (Including Zip Code)

____________________________________     Area Code and Telephone Number:_____
   (Taxpayer Identification or           Date:_________________________, 1998
     Social Security Number)

IMPORTANT: THIS SAVINGS PLAN PARTICIPANT'S ELECTION FORM (OR A MANUALLY SIGNED
           FACSIMILE THEREOF) MUST BE RECEIVED BY THE TRUSTEE AT OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 11, 1998.

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